                           SUMMARY PLAN DESCRIPTION

                               FOR USE WITH THE

                   PROTOTYPE CASH OR DEFERRED PROFIT-SHARING
                       PLAN AND TRUST/CUSTODIAL ACCOUNT

                            BASIC PLAN DOCUMENT #04



PLAN NAME:  Northfield Federal Savings & Loan Association, Inc. 401(k) Employee
            Savings and Investment Plan

ADDRESS:       Northfield Federal Savings & Loan Association, Inc.
               1844 E. Joppa Road
               Baltimore, MD 21234


EMPLOYER'S PLAN NUMBER:  001

DATE:     January, 1991



                                                   MHC
                                                   June 1990

                           SUMMARY PLAN DESCRIPTION
                           ------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                    PAGE
                                                    ----

Section I      INTRODUCTION                            1
               ------------
Section II     PLAN DATA
               ---------

               Agent For Service Of Legal Process      1
               Custodian                               1
               Effective Date                          1
               Employer                                1
               Plan Administrator                      1
               Plan Year                               1
               Trustee                                 1
               Type of Administration                  1

Section III    DEFINITIONS
               -----------

               Break In Service                        1
               Compensation                            2
               Disability                              2
               Early Retirement                        2
               Effective Date                          2
               Elective Deferral                       2
               Entry Date                              2
               Highly Compensated Employee             2
               Hour Of Service                         2
               Maternity/Paternity Leave               2
               Normal Retirement Age                   3
               Spouse                                  3
               Year Of Service                         3

Section IV     ELIGIBILITY REQUIREMENTS AND            3
               ----------------------------
               PARTICIPATION
               -------------

Section V      EMPLOYEE CONTRIBUTIONS
               ----------------------

               Elective Deferrals                      3
               Voluntary Contributions                 4
               Rollover And Transfer Contributions     4

Section VI     EMPLOYER CONTRIBUTIONS
               ----------------------

               Contribution Formula                    4
               Eligibility For Allocation              5

Section VII    GOVERNMENT REGULATIONS                  5
               ----------------------

Section VIII   PARTICIPANT ACCOUNTS                    5
               --------------------

Section IX     VESTING
               -------

               Determining Vested Benefit              6
               Payment Of Vested Benefit               6
               Loss Of Benefits                        7
               Reemployment                            7

Section X      TOP-HEAVY RULES                         7
               ---------------

Section XI     RETIREMENT BENEFITS AND
               -----------------------
               DISTRIBUTIONS
               -------------

               Retirement Benefits                     8
               Distributions During Employment         8
               Beneficiary                             9
               Death Benefits                          9
               Form Of Payment                         9
               Time Of Payment                        10
               Annuity Rules                          10

Section XII    INVESTMENTS
               -----------

               Insurance Policies                     10

Section XIII   AMENDMENT AND TERMINATION              10
               -------------------------

Section XIV    LEGAL PROVISIONS
               ----------------

               Rights Of Participants                 11
               Fiduciary Responsibility               12
               Employment Rights                      12
               Benefit Insurance                      12
               Claims Procedure                       12
               Assignment                             13
               Questions                              13
               Conflicts With Plan                    13

I    INTRODUCTION

     A retirement program has been set up to help supplement your income during your retirement years. Under the program, the Northfield Federal Savings and Loan Association (the Savings & Loan) makes contributions to a Trust Fund/Custodial account which will pay you a benefit at retirement. The following is a summary of the important provisions of the Savings & Loan's Retirement Plan. If you terminate employment before reaching retirement, you may be entitled to receive a benefit if you have completed enough Years of Service. Further details about how the Plan works are contained in this summary. While this summary describes most of the principal provisions of the Plan, it does not include every limitation or detail. Every attempt has been made to provide concise and accurate information. IF, HOWEVER, THERE IS A DISCREPANCY BETWEEN THIS BOOKLET AND THE OFFICIAL PLAN DOCUMENT, THE PLAN DOCUMENT SHALL GOVERN. If you want to read the entire Plan, you may obtain a copy from the Plan Administrator. The Plan Administrator may charge a reasonable fee for providing you with the copy.

II   PLAN DATA

     A.    AGENT FOR SERVICE OF LEGAL PROCESS: Northfield Federal Savings
                        and Loan Association

     B.    EFFECTIVE DATE: Amended Plan: The Effective Date of the
                           original Plan was: February 1, 1987  ;
                                             -------------------
                           the Effective Date of this Amended Plan is:
                           January 1, 1989.
                           ----------------

     C.    EMPLOYER:         Northfield Federal Savings & Loan Association, Inc.
                             ---------------------------------------------------
           ADDRESS:          1844 E. Joppa Road, Baltimore, MD 21234
                             ---------------------------------------
           TELEPHONE NO.:    (301) 665-9000
                             --------------
           TAX I.D. NO.:     52-0228804
                             ----------

     D.    PLAN ADMINISTRATOR: The Savings & Loan administers the Plan through a
                               -------------------------------------------------
           committee appointed by the Board of Directors.
           ---------------------------------------------

     E.    PLAN YEAR:   The 12-month period beginning on     January 1       and
                        --------------------------------------------------------
           ending on    December 31                          .
           --------------------------------------------------

     F.    TRUSTEE(S):     Signet Trust Company
                           ------------------------------------------
           ADDRESS:        Suite 210, 10400 Little Patuxent Pkwy
                           ------------------------------------------
                           Columbia, MD 21044
                           ------------------------------------------
           TELEPHONE NO.:  (301) 332-5555
                           ------------------------------------------
           TAX I.D. NO.:   52-0514424
                           ------------------------------------------

     G.    TYPE OF ADMINISTRATION:   Trust Fund

III  DEFINITIONS

     A. BREAK IN SERVICE. A 12-consecutive month period during which you are not credited with or are not paid for more than 500 hours. If you go into the military service of the United States, you are not considered terminated as long as you return to work within the time required by law. If you separate from employment and incur a Break in Service, all contributions to your various accounts are suspended. [See special rules relating to maternity and paternity leave below.] If a Break in Service occurs and you return to full time employment with the Savings and Loan, your rights are explained in the section entitled "Vesting".

     B. COMPENSATION. Your total salary, pay, or earned income from the Savings and Loan, as reflected on tax Form W-2 and received by you during the calendar year.

        Compensation includes Savings and Loan contributions made to this or another plan under a Salary Savings Agreement.

     C. DISABILITY. A potentially permanent illness or injury, as certified to by a physician who is approved by the Savings and Loan, which prevents you from engaging in work for which you are qualified for a period of at least 12 months.

     D. EARLY RETIREMENT. Early Retirement is not provided under the Plan.

     E. EFFECTIVE DATE. The date on which the Plan starts or an amendment is effective.

     F. ELECTIVE DEFERRAL. Savings and Loan contributions made to the Plan at your election, instead of being given to you in cash as part of your salary. You can elect to defer a portion of your salary, instead of receiving it in cash, and the Savings and Loan will contribute it to the Plan on your behalf.

     G. ENTRY DATE. The date on which you enter the Plan after having met the Plan's eligibility requirements. The Entry Date for this Plan is: the first day of the Plan Year after the date you satisfy the eligibility requirements.

     H. HIGHLY COMPENSATED EMPLOYEE. Any Employee who during the current or prior Plan Year (1) was a 5% owner, (2) received more than $75,000 in compensation as adjusted for inflation, (3) received more than $50,000 in compensation as adjusted for inflation and was in the top 20% of Employees when ranked by compensation, or (4) was an officer receiving more than $45,000 in compensation as adjusted for inflation. Family members of any 5% owner, or Highly Compensated Employee in the group of the ten Employees with the greatest Compensation, will be combined as if they were one person for purposes of Compensation and contributions. If you are not currently or never were Highly Compensated, or a family member of a Highly Compensated Employee, you are a Non-highly Compensated Employee.

     I. HOUR OF SERVICE. You will receive credit for each hour you are (1) paid for being on your job, (2) paid even if you are not at work (vacation, sickness, leave of absence, or disability), or (3) paid for back pay if hours were not already counted. A maximum of 501 hours will be credited for any year you are not at work but are paid. Hours of Service will be calculated based on actual hours you work.

     J. MATERNITY/PATERNITY LEAVE. You may be eligible for additional Hours of Service if you leave employment, even if temporarily, due to childbirth or adoption. If this is the case, you will be credited with enough Hours (up to 501) of Service to prevent a Break in Service, either in the year you leave employment or the following year. For example, if you have 750 Hours of Service when your child is born, you would not get any more hours credited for that Plan Year since you do not have a Break in Service. Therefore, if you do not return to employment the following year, you will get 501 Hours of Service so that you will not have a Break in Service in that year. Alternatively, if you do not have a Break in Service, but only work 300 hours, you will receive an additional 201 hours in order to prevent a break. These Hours of Service for maternity or paternity leave must all be used in one Plan Year. They are used only to prevent a Break in Service and not for calculating your Years of Service for eligibility, vesting or benefits.

     K. NORMAL RETIREMENT AGE. You reach Normal Retirement Age under our plan when you attain age 65.

     L. SPOUSE. The person to whom you are or were legally married, or your common law Spouse if common law marriage is recognized by the state in which you live. In order for your Spouse to receive a benefit under this Plan, he or she may not predecease you. A former spouse may be treated as a "Spouse" under this definition if recognized as such under a qualified domestic relations order as explained at section XIV(F) of this Summary Plan Description.

     M. YEAR OF SERVICE. For purposes of determining whether or not you are entitled to have a contribution allocated to your account, a Year of Service is a 12-month consecutive month period, which is the same as the Plan Year, during which you are credited with at least 1000 Hours of
                                                              ------
        Service. For purposes of determining whether or not you are vested in your account balance, a Year Service is a 12-consecutive month period during which you are credited with 1000 Hours of Service.
                                          ------

IV   ELIGIBILITY REQUIREMENTS AND PARTICIPATION

     If you have completed 1/2 Year of Service and have attained age 20 1/2, you
                           ---                                       ------
     are eligible for participation. The Plan will not cover Employees who are non-resident aliens who receive no U.S. earned income from the Savings and Loan.

     The Plan will also exclude employees covered by a collectively bargained agreement where retirement benefits were the subject of good faith bargaining, piece-work employees, leased employees, and commissioned employees.

     Your participation in the Plan will begin on the Entry Date specified at
     Section III(G).

V    EMPLOYEE CONTRIBUTIONS

     A.   ELECTIVE DEFERRALS

          You, as an eligible Employee, may authorize the Savings and Loan to withhold from 1 % up to 20 % of your Compensation, not to exceed
                       ----      -----
          $7,000 as adjusted for inflation, and to deposit such amount in the Plan fund. If you participated in a similar plan of an unrelated employer and your Elective Deferrals under this Plan and the other plan exceed the $7,000 limit for a given year, you must designate one of the Plans as receiving an excess amount. If you choose this Plan as the one receiving the excess, you must notify the Plan Administrator by March 1 of the following year so that the excess and any income thereon may be returned to you by April 15. You may increase, decrease, or terminate your Elective Deferral percentage on any January 1 and on any July 1, provided that you notify the Savings & Loan at least 30 days before making this change.

          If you terminate contributions, you may not reinstate payroll withholding for a period of 12 months.

          The Savings and Loan may also reduce or terminate your withholding if required to maintain the Plan's qualified status.

     B.   VOLUNTARY CONTRIBUTIONS

          You may make personal after-tax contributions to the Plan in any amount. You are not required to make Voluntary Contributions. Voluntary Contributions are not tax-deductible, but the investment earnings are tax-deferred until paid to you under the terms of the Plan.

     C.   ROLLOVER AND TRANSFER CONTRIBUTIONS

          Rollover Contributions are permitted, but you must be a Participant in the plan. Transfer Contributions are also permitted, but again you must be a Participant. The Savings & Loan can refuse to allow Transfer Contributions to this plan if the transfer will affect the plan's ability to offer lump sum distributions as the normal form of distribution.

VI   EMPLOYER CONTRIBUTIONS

     A.   CONTRIBUTION FORMULA

          (1)  Elective Deferrals:

               The Savings and Loan will contribute all Compensation which you elected to defer to the Plan.

          (2)  Matching Contributions:

               The Savings and Loan will contribute an amount equal to 100% of
                                                                       ----
               your Elective Deferrals but will not match any Elective Deferrals in excess of 5% of your Compensation.

               Savings and Loan Matching Contributions will only be made for employee Contributions not withdrawn prior to the end of the valuation period.

          (3)  Qualified Non-Elective Contributions:

               The Savings and Loan may also contribute an additional amount determined in its sole judgement. This additional contribution, if any, will be allocated to only Non-highly Compensated Participants in proportion to each eligible Employee's Compensation as a ratio of all eligible Employees' Compensation. These contributions will be nonforfeitable and subject to the same withdrawal restrictions as Elective Deferrals.

          (4)  Discretionary:

               The Savings and Loan may also contribute an additional amount determined in its sole judgement. Such additional contributions, if any, shall be allocated to Participants as follows: In proportion to each Participant's Compensation.

               These contributions may or may not be nonforfeitable.

     B.   ELIGIBILITY FOR ALLOCATION

          The Savings and Loan's contribution other than Matching Contributions will be allocated among all Participants who are employed at the end of the Plan Year provided that the Employee has completed a Year of Service for allocation accrual purposes, during the Plan Year. If so indicated, the Savings and Loan shall also make a contribution for each Participant who separated from employment during the Plan Year as a result of retirement, disability, or death.

          Matching Contributions will only be allocated to Participants who actually defer Compensation under the Plan.

VII  GOVERNMENT REGULATIONS

     The federal government sets certain limitations on the level of contributions which may be made to a Plan such as this. There is also a "percentage" limitation which means that the percentage of Compensation which you may contribute (both Elective Deferrals and, if applicable, Voluntary Contributions) depends on the average percentage of Compensation that the other participants are contributing. Simply stated, all Participants are divided into 2 categories: Highly Compensated and Non-highly Compensated and the average for each group is calculated. The average contribution that the Highly Compensated group may make is based on the average contribution that the Non-highly Compensated make. If a Highly Compensated Participant is contributing more than he or she is allowed, the excess plus or minus any gain or loss will either be returned or if permitted, recharacterized as Voluntary Contributions. Keep in mind that if you are a 5% owner of the business or one of the ten highest paid employees, your family member's contribution percentage and Compensation will be combined with yours for purposes of determining your contributions under the Plan.

VIII PARTICIPANT ACCOUNTS

     The Savings and Loan will set up a record keeping account in your name to show the value of your retirement benefit. The Savings and Loan will make the following additions to your account:

     A. your allocated share of the Savings and Loan's Contribution (including your Elective Deferrals),

     B. the amount of your personal Employee Voluntary Contributions, Transfer Contributions and Rollover Contributions, if any,

     C. your share of forfeited accounts of former employees. (These are amounts left behind by employees who terminated before becoming 100% vested in their benefit), and

     D. your share of investment earnings and appreciation in the value of investments.

     The Savings and Loan will make the following subtractions from your account:

     E. any withdrawals or distributions made to you, and

     F. your share of investments losses and depreciation in the value of investments.

     The Savings and Loan will give you a statement showing the additions to and subtractions from your account semi-annually.

IX VESTING (APPLICABLE TO PARTICIPANTS WHO ACCRUE ONE HOUR OF SERVICE IN 1989 OR SUBSEQUENT PLAN YEARS.)

     A.   Determining Vested Benefit

          Vesting refers to your earning or acquiring a nonforfeitable right to the full amount of your account(s). Any Employee Contribution (including Elective Deferrals), Rollover Contribution, or Transfer Contribution, plus or minus any earnings or losses, is always 100% vested and cannot be forfeited for any reason.

          You will become vested in any contributions (other than the contributions mentioned in the preceding paragraph), together with any earnings or losses attributable to such contributions, in accordance with the following vesting schedule:

               Your Years of Service     Your Vested Percentage
               ---------------------     ----------------------
               Less than 1                        0%
                    1                            20%
                    2                            40%
                    3                            60%
                    4                            80%
                    5 or more                   100%

     You are considered to have completed 1 Year of Service for purposes of vesting upon the completion of 1,000 Hours of Service at any time during the Plan Year. Service prior to the Effective Date of the Plan is not counted for purposes of vesting. Years of Service which you complete prior to age 18 will also not count for purposes of vesting.

     You automatically become fully vested, regardless of the vesting table, upon attainment of Normal Retirement Age, Early Retirement Age, upon retirement due to Disability, upon death, and upon termination of the Plan.

     B.   PAYMENT OF VESTED BENEFIT

          If you terminate your employment before your retirement, death, or Disability, you may request early payment of your vested benefit by submitting a written request to the Plan Administrator. If your vested account balance at the time of termination exceeds $3,500, you may defer the payment of your benefit until April 1 of the calendar year following the calendar year during which you attain age 70-1/2. If you are not 100% vested when you terminate employment, the portion of your account balance to which you are not entitled, is called a "forfeiture" and remains in the Plan for the benefit of other Participants.

          For example, suppose you have worked for the Savings & Loan for three years, but decide to terminate your employment for personal reasons. Suppose that during your three years of employment, the Savings & Loan made contributions to this Plan on your behalf that with earnings has amounted to $1,500. In accordance with the Vesting Schedule on the previous page, you are 60% vested. Therefore, you may request that the Savings & Loan pay you 60% of $1,500, which is $900. A payment to you of $900 leaves $600 as a forfeiture. Other participants in the Plan will share in this $600 at a future point in time.

     C.   LOSS OF BENEFITS

          There are only two events which can cause loss of all or a portion of your account. One is termination of employment before you are 100% vested according to the vesting table described at IX(A) and the other is a decrease in the value of your account from investment losses or administrative expenses and other costs of maintaining the Plan.

     D.   REEMPLOYMENT

          If you terminate service with the Savings and Loan, then later become reemployed, you will become a Participant as of the next Entry Date upon returning to employment. A new account will be established on your behalf. All Years of Service will be counted when calculating your vested percentage in your new account balance.

          If your prior termination of employment resulted in part of your account balanced becoming a forfeiture, you may be entitled to have the forfeited amount reinstated to your account. There are some specific steps which you must take, and there are time limits that must be met if you want to have your forfeiture reinstated to your account. Therefore, you should check with the Plan Administrator immediately upon your reemployment to determine whether you are eligible for reinstatement of forfeited balances.

X    TOP-HEAVY RULES

     A "top-heavy" plan is one in which more than 60% of the contributions or benefits are attributable to certain "key employees", such as owners, officers and stockholders. If the Plan becomes top-heavy in any year, you may be entitled to certain minimum benefits. The Plan Administrator is responsible for determining each year if the plan is "top-heavy".

XI   RETIREMENT BENEFITS AND DISTRIBUTIONS

     A.   RETIREMENT BENEFITS

          If not already paid to you, the full value of your account balance is generally payable at Normal Retirement Age. If you work beyond your Normal Retirement Age, and have not separated from Service, you can request commencement of benefit payments. In either event, you will continue to fully participate in the Plan. The latest commencement date for payment of your benefits is generally April 1 of the year following your attainment of age 70-1/2, even if you are still employed. If you separate from Service before retirement, you may elect to receive payments at that time or any time prior to Normal Retirement.

     B.   DISTRIBUTIONS DURING EMPLOYMENT

          Benefits are not normally payable prior to your separation from employment. There are four possible exceptions to this rule.

          First, you can always withdraw all or any part of your personal Employee Voluntary Contributions, Rollover Contributions, and Transfer Contributions and the earnings thereon.

          Second, if you are 100% fully vested, and have attained age 59-1/2, you may withdraw any or all Savings and Loan Contributions that have been in the account at least two years, plus the investment earnings thereon.

          Third, hardship withdrawals are permitted. You may file a written request for a hardship withdrawal of Savings and Loan-related contributions (to the extent vested) and the investment earnings thereon, and Elective Deferrals and the earnings thereon as of December 31, 1988. You must have your Spouse's written consent for a hardship withdrawal. Prior to receiving a hardship distribution, you must take any other nontaxable distribution and borrow the maximum nontaxable loan amount allowed under this and other plans of the Savings and Loan. Hardship withdrawals may be authorized by the Savings and Loan for the following reasons:

          (1) to assist you in purchasing a personal residence which is your primary place of residence (not including mortgage payments),

          (2) to assist you in paying post-secondary tuition expenses for you or your dependents for the next academic period,

          (3) to assist you in paying actual expenses incurred on behalf of you or your dependents for hospitalization, doctor or surgery expenses which are not covered by insurance, or

          (4) to prevent your eviction from a foreclosure on your principal residence.

          Any hardship distribution is limited to the amount needed to meet the financial need. Hardship withdrawals must be approved by the Savings and Loan and will be administered in a nondiscriminatory manner. Such withdrawals will not affect your eligibility to continue to participate in Savings and Loan Contributions to the Plan. Any withdrawals you receive under these rules may not be recontributed to the Plan and may be subject to taxation, as well as an additional 10% penalty tax if the withdrawal is received before you reach age 59-1/2. If you receive a hardship withdrawal, there will be a one-year mandatory suspension of your right to make Elective Deferrals and Voluntary Contributions under the Plan.

     C.   BENEFICIARY

          Every Participant or former Participant may designate a person (or persons) who is to receive benefits under the Plan in the event of his or her death. The designation must be made on a form provided by and returned to the Plan Administrator. You may change your designation at any time. If you are married, your beneficiary will automatically be your Spouse. If you and your Spouse wish to waive this automatic designation, you must complete a beneficiary designation form. The form must be signed by you and your Spouse and witnessed by either a Plan representative or a Notary Public.

     D.   DEATH BENEFITS

          In the event of your death, the full value of your account is payable to your beneficiary in a lump sump, or in installments payable over any period which does not exceed the life expectancy of your beneficiary. If the Plan Administrator so notifies you, the beneficiary may also be paid in the form of an annuity. See the special annuity rules at (G). If you die after benefit payments have started under an installment option and after the attainment of age 70-1/2, your beneficiary will continue to receive payments in accordance with your payment option selected.

     E.   FORM OF PAYMENT

          When benefits become due, you or your representative should apply to the Savings and Loan requesting payment of your account and specifying the manner of payment. The normal or automatic form of payment is generally a lump sum, unless the Plan Administrator notifies you otherwise. [See the annuity rules at (G) below.] If you do not wish to receive the normal form of payment when your payments are due to start, you may request your benefit in any of the optional forms indicated:

          1.  lump sum,

          2.  installment payments,

          3.  a life annuity,

          4.  a joint and 50%, 75%, or 100% survivor annuity.

          Selection of an optional form of payment may require the written consent of your Spouse. Payments may not be made over any period which exceeds the life expectancy of you and your beneficiary. The life expectancy of you and/or your Spouse may be recalculated annually at your discretion.

     F.   TIME OF PAYMENT

          (1) If you retire, become disabled, or die, payments will start as soon as administratively feasible following the date on which a distribution is requested by you or is otherwise payable.

          (2) If you terminate for a reason other than death, Disability, or retirement, payment will start as soon as administratively feasible following the date on which a distribution is requested by you or is otherwise payable.

     G.   ANNUITY RULES

          If the benefit under the Plan is payable in the form of an annuity, the Plan is subject to the annuity rules. Under these rules, there are two automatic methods of payment for vested Participants depending on your marital status. If you do not choose another form of payment (such as a lump sum or installments), the normal form to be paid is a straight life annuity if you are not married at your retirement date, or a qualified joint and survivor annuity if you are married. Under a straight life annuity, you will receive equal monthly payments for as long as you live. No further payments will be made after your death. Under a qualified joint and survivor annuity, you will receive a reduced benefit each month for your lifetime. After you die, 50 % of
                                                                      ----
          that amount will be paid each month to your Spouse for his or her lifetime. The amount of your monthly benefit is reduced under a joint and survivor annuity because it is expected that payments will be made over two lifetimes instead of one. You may choose another form of payment by filling out the proper form and returning it to the Plan Administrator. In order to choose another form of payment or a beneficiary other than your Spouse, you must make a proper election, with your Spouse's written consent. Such election must be witnessed by a Plan representative or Notary. Written notice of these rules will be provided to you on a timely basis. If you die while still employed by the Savings and Loan, or die after you retire or terminate employment but before benefit payments start, your surviving Spouse will be entitled to a life annuity based on the value of your account. These payments will continue for your Spouse's lifetime unless he or she chooses to accelerate such payments. Again, you and your Spouse can waive this coverage by obtaining the proper form from the Plan Administrator and completing it.

XII  INVESTMENTS

     INSURANCE POLICIES

     Insurance policies are permitted as an investment of the Plan. You may elect to use a portion of your account balance for the purchase of insurance. If you are interested in this option, you may obtain an Insurance Form from the Plan Administrator. The Form provides the information you will need to arrange for the purchase of insurance.

XIII AMENDMENT AND TERMINATION

     The Savings and Loan or the Sponsor may amend the Plan at any time, provided that no amendment will divert any part of the Plan's assets to any purpose other than for the exclusive benefit of you and the other Participants in the Plan or eliminate an optional form of distribution. The Savings and Loan may also terminate the Plan. In the event of a full or partial termination, all amounts credited to your account will be fully vested and will be paid to you as directed by the Savings and Loan. Depending on the facts and circumstances, a partial termination may be found to occur where a significant number of Employees are terminated by the Savings and Loan. In case of a partial termination, only those who separated from Service will become 100% vested.

XIV  LEGAL PROVISIONS

     A.   RIGHTS OF PARTICIPANTS

          As a Plan Participant, you have certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). The law says that you are entitled to:

          (1) Examine, without charge, all documents relating to the operation of the Plan and any documents filed with the U.S. Department of Labor. These documents are available for review in the Savings and Loan's offices during regular business hours.

          (2) Obtain copies of all Plan documents and other Plan information upon written request to the Savings and Loan. The Savings and Loan may make a reasonable charge for producing the copies.

          (3) Receive from the Savings and Loan at least once each year a summary of the Plan's annual financial report.

          (4) Obtain, at least once a year, a statement of the total benefits accrued for you, and your nonforfeitable (vested) benefits, if any.

          (5) File suit in a federal court, if any materials requested are not received within 30 days of your request, unless the materials were not sent because of matters beyond the control of the Savings and Loan. If you are improperly denied access to information you are entitled to receive, the Savings and Loan may be required to pay up to $100 for each day's delay until the information is provided to you.

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     B.   FIDUCIARY RESPONSIBILITY

          ERISA also imposes obligations upon the persons who are responsible for the operation of the Plan. These persons are referred to as "fiduciaries." Fiduciaries must act solely in your interest as a Plan Participant and they must exercise prudence in the performance of their duties. Fiduciaries who violate ERISA may be removed and required to reimburse any losses they have caused you or your Plan.

     C.   EMPLOYMENT RIGHTS

          PARTICIPATION IN THE PLAN IS NOT A GUARANTEE OF EMPLOYMENT. However, the Savings and Loan may not fire you or discriminate against you to prevent you from becoming eligible for the Plan or from obtaining a benefit or exercising your rights under ERISA.

     D.   BENEFIT INSURANCE

          Your benefits under this Plan are not insured by the Pension Benefit Guaranty Corporation since the law does not require termination insurance for this type of Plan.

     E.   CLAIMS PROCEDURE

          If you feel you are entitled to a benefit under the Plan, mail or deliver your written claim to the Plan Administrator. The Plan Administrator will notify you, your beneficiary, or authorized representative of the action taken within 60 days of receipt of the claim. If you believe that you are being improperly denied a benefit in full or in part, the Savings and Loan must give you a written explanation of the reason for the denial. If the Savings and Loan denies your claim, you may, within 60 days after receiving the denial, submit a written request asking the Savings and Loan to review your claim for benefit. Any such request should be accompanied by documents or records in support of your appeal. You, your beneficiary, or your authorized representative may review pertinent documents and submit issues and comments in writing. If you get no satisfaction from the Savings and Loan, you have the right to request assistance from the U.S. Department of Labor or you can file suit in a state or federal court. Service of legal process may be made upon the Plan Trustee or the Plan Administrator. If you are successful in your lawsuit, the court may require the Savings and Loan to pay your legal cost, including your attorney's fees. If you lose, and the court finds that your claim is frivolous, you may be required to pay the Savings and Loan's legal fees.

     F.   ASSIGNMENT

          Your rights and benefits under this Plan cannot be assigned, sold, transferred or pledged by you or reached by your creditors (subject to state law) or anyone else except under a qualified domestic relations order. A qualified domestic relations order (QDRO) is a court order issued under state domestic relations law relating to divorce, legal separation, custody or support proceedings. The QDRO recognizes the right of someone other than you to receive your Plan benefits. You

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          will be notified if a QDRO on your Plan benefits is received. Finally, receipt of a qualified domestic relations order will allow for an earlier than normal distribution to the person(s) other than the Participant listed in the order.

     G.   QUESTIONS

          If you have any questions about this statement of your rights under ERISA, please contact the Savings and Loan or the nearest Area Office of the U.S. Labor-Management Service Administration, Department of Labor.

     H.   CONFLICTS WITH PLAN

          This booklet is not the Plan document, but only a Summary Plan Description of its principal provisions and not every limitation or detail of the Plan is included. Every attempt has been made to provide concise and accurate information. However, if there is a discrepancy between this booklet and the official Plan document, the Plan document shall prevail.

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